Exhibit 10.5
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
COLLABORATION AGREEMENT
     This Collaboration Agreement (the “Agreement”) is entered into and made effective as of August 31, 2007 (the “Effective Date”) by and between Aradigm Corporation, a California corporation having its principal place of business at 3929 Point Eden Way, Hayward, CA 94545 (“Aradigm”), and CyDex, Inc., a Delaware corporation having its principal place of business at 10513 W. 84th Terrace, Lenexa, KS 66214 (“CyDex”). Aradigm and CyDex are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     Whereas, Aradigm possesses proprietary rights related to the pulmonary delivery technology known as AERx® technology, as well as expertise and know-how relating to the use and manufacture of such technology; and
     Whereas, CyDex possesses proprietary rights related to certain solubilization and formulation enabling technology known as Captisol, as well as expertise and know-how relating to the use of and manufacture with such technology; and
     Whereas, CyDex and Aradigm desire to collaborate on the development and commercialization of certain pharmaceutical preparations for pulmonary delivery and to share in the revenue from sales, and from licensing of such pharmaceutical preparations to a third party for further development and commercialization.
     Now, Therefore, the Parties agree as follows:
1. Definitions
     The following terms shall have the following meanings as used in this Agreement:
     1.1 “AERx Technology” means the AERx® Pulmonary Drug Delivery System for pulmonary delivery of therapeutic compounds.
     1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
     1.3 “Allocation Ratio” means the ratio at which Aradigm and CyDex will share Research Costs, Partnering Costs, and Licensing Revenue (all as defined below), together with patent-related costs to the extent applicable pursuant to Section 8.3(c), which ratio is agreed to be as set forth in Section 1.3 on the attached Schedule of commercial terms.
     1.4 “Aqueous Formulation” means a formulation containing Compounds in a vehicle consisting of [*]. For clarity, “Aqueous Formulations” do not include [*].
     1.5 “Aradigm Core IP” means any and all inventions, developments, results, know-how and other Information (including physical, chemical or biological materials), and all Patents relating thereto, made, conceived or reduced to practice by a Party, both Parties jointly, or the Third Party Partner in the performance of the Research Program (as defined below) that represent improvements or modifications to the Aradigm Technology (as defined below) existing as of the Effective Date.
     1.6 “Aradigm Generic Third Party Agreement” means an agreement between Aradigm and a Third Party that relates to a particular Collaboration Product and to other products as well.
     1.7 “Aradigm Information” means all raw data produced solely by Aradigm in the course of performing its obligations under the Research Program.
     1.8 “Aradigm Specific Third Party Agreement” means an agreement between Aradigm and a Third Party that relates solely to a particular Collaboration Product.
     1.9 “Aradigm Technology” means all Information and Patents under Aradigm Control (as defined below) as of the Effective Date or during the Term that relate directly to or claim a Collaboration Product, or the manufacture or use of a Collaboration Product, including AERx Technology, but excluding Program IP.
     1.10 “Collaboration” means all activities performed by or on behalf of Aradigm or CyDex or the Third Party Partner in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement or the Partnering Agreement.
     1.11 “Collaboration Product” means a pharmaceutical preparation, excluding agents whose principle therapeutic effect is to control blood glucose levels in humans, delivered via a portable, hand held device, comprising one or more compounds selected by the JSC (or otherwise described in the then-current Research Plan) that has been formulated for use in AERx Technology using, or otherwise incorporates, Formulation Technology.
     1.12 “Compound” means a compound that has been selected by the JSC (or is otherwise described in the then-current Research Plan) as a potential active ingredient in a Collaboration Product. Compounds are expected to include, without limitation, inhalation corticosteroids, beta adrenergic agonists, and cholinergic antagonists.
     1.13 “Confidential Information” has the meaning assigned to it in Section 9.1.
     1.14 “Control” means, with respect to an item of Information or an intellectual property right, that a Party owns or has a license to such item or right and has the ability to
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

disclose and grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any agreement or other arrangement with any Third Party.
     1.15 “CyDex Core IP” means any and all inventions, developments, results, know-how and other information (including physical, chemical or biological materials), and all Patents relating thereto, made, conceived or reduced to practice by a Party, both Parties jointly, or the Third Party Partner in the performance of the Research Program (as defined below) that represent improvements or modifications to CyDex Technology (as defined below) existing as of the Effective Date.
     1.16 “CyDex Generic Third Party Agreement” means an agreement between CyDex and a Third Party that relates to a particular Collaboration Product and to other products as well.
     1.17 “CyDex Information” means all raw data produced solely by CyDex in the course of performing its obligations under the Research Program.
     1.18 “CyDex Specific Third Party Agreement” means an agreement between CyDex and a Third Party that relates solely to a particular Collaboration Product.
     1.19 “CyDex Technology” means all Information and Patents under CyDex Control as of the Effective Date or during the Term that relate directly to or claim the Collaboration Product, or the manufacture or use of the Collaboration Product, including Formulation Technology, but excluding Program IP.
     1.20 “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a research project for a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that the Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
     1.21 “Directly Competitive Product” means a pharmaceutical preparation that is not a Collaboration Product but comprises as an active ingredient (a) the same Compound as a Collaboration Product (in the case of a Collaboration Product that contains a single Compound); or (b) one or more of the same Compounds as in a Collaboration Product (in the case of a Collaboration Product that contains multiple Compounds).
     1.22 “Field” means pulmonary delivery via a portable, hand held device of pharmaceutical agents, other than agents whose principle therapeutic effect is to control blood glucose levels in humans, using [*] delivery of liquid formulations containing Formulation Technology whereby [*] delivery here means pulmonary delivery of the medication in which a dose is administered in [*].
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.23 “Formulation Technology” means CyDex’s solubilization and stabilization technology, including its Captisol® (sulfobutylether-7-beta-cyclodextrin) technology.
     1.24 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.
     1.25 “JSC,” or “Joint Steering Committee,” has the meaning set forth in Section 2.1.
     1.26 “Liaison Party” means the Party identified by the JSC for partnering purposes as provided for in Article 4.
     1.27 “Licensing Revenues” means any and all forms of consideration that either Party receives from a Third Party Partner in connection with a Partnering Agreement, which may include upfront license fees, annual license or maintenance payments, milestone payments, royalties, imputed income on interest-free loans received from such Third Party and other similar payments. Subject to the provisions of Section 4.3(b) Licensing Revenues do not include payments made by any third party licensee to either Party for manufacture and supply agreements for Aradigm Technology and/or Cydex Technology, licenses for the right to manufacture Aradigm Technology or CyDex Technology or costs associated with the transfer of manufacturing technology.
     1.28 “Partnering Agreement” means an executed and in-force written agreement between, on the one hand, one or both of the Parties, and, on the other hand, a Third Party, wherein such Third Party obtains a license granting a Third Party the right to develop and/or commercialize a Collaboration Product for its own account or in collaboration with one or both of the Parties.
     1.29 “Partnering Costs” means the out-of-pocket legal and consultant fees and travel costs incurred by the Parties in connection with identifying and negotiating with potential Third Party Partners and preparing, negotiating, and executing a Partnering Agreement for a Collaboration Product.
     1.30 “Patent” means (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re- examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.
     1.31 “Program IP” means any and all inventions, developments, results, know-how and other Information (including physical, chemical or biological materials), and all intellectual
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

property relating thereto, that is (a) made, conceived or reduced to practice by employee(s) or agent(s) of one or both Parties in the performance of the Research Program and that is (b) neither (i) Aradigm Core IP nor (ii) CyDex Core IP.
     1.32 “Program Patents” has the meaning set forth in Section 8.3(c).
     1.33 “Research Budget” has the meaning set forth in Section 3.2.
     1.34 “Research Costs” means the unreimbursed expenses incurred by a Party or for its account in connection with the Research Program that are specified in the Research Plan and Research Budget. Notwithstanding the foregoing, Research Costs shall exclude any overhead expenses of a Party, except to the extent such overhead expenses are included in the FTE rate set forth in Section 3.2(a).
     1.35 “Research Plan” has the meaning set forth in Section 3.2.
     1.36 “Research Program” has the meaning set forth in Section 2.1.
     1.37 “Term” has the meaning assigned to it in Section 10.1.
     1.38 “Territory” means the world.
     1.39 “Third Party Partner” means a Third Party that has entered into a Partnering Agreement.
     1.40 “Third Party” means any entity other than (i) Aradigm, (ii) CyDex or (iii) an Affiliate of either of them.
2. Management of the Collaboration
     2.1 Overall Management Structure. The overall management of the Collaboration shall be vested in a Joint Steering Committee (the “JSC”), with responsibility, as further discussed in Section 2.2, for establishing the strategic direction of the Collaboration and for managing and directing the overall research program to be jointly established by the Parties (the “Research Program”) and the Parties’ efforts to commercialize and to out-license the technology developed thereunder. The JSC may further establish one or more subcommittees as it deems appropriate and delegate one or more of its responsibilities to such subcommittee, provided that the subcommittee’s actions will be subject to review and approval by the JSC.
     2.2 Joint Steering Committee.
          (a) Membership. The JSC shall be composed of two (2) representatives from each Party. Promptly following the Effective Date, the Parties shall appoint their initial representatives to the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Each Party will designate one of its representatives as a co- chairperson of the JSC. The co-chairpersons shall be responsible for scheduling meetings,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.
          (b) Responsibilities. During the term of this Agreement, the JSC shall meet a minimum of four (4) times per year at a location mutually agreeable to the Parties or by telephonic or other electronic means. The JSC will make its decisions by unanimous vote, with each Party’s representatives collectively having one vote. The JSC shall determine the overall strategy for the Collaboration, including the Research Program. Without limiting the generality of the foregoing, the JSC shall be responsible for (i) selecting the Collaboration Products, (ii) creating the Research Plan and Research Budget for each Collaboration Product, (iii) evaluating the Parties’ performance under the Research Plan, and (iv) upon completion of a Research Program for a Collaboration Product, making a recommendation to the senior management of each Party regarding the potential for further development and commercialization of such Collaboration Product.
     2.3 Obligations of Parties. Aradigm and CyDex shall provide the JSC and all subcommittees thereof that are formed, and their authorized representatives, with reasonable access during regular business hours to all records, documents, and Information relating to the Research Program that any such committee may reasonably require in order to perform its obligations hereunder, provided that if such records, documents or Information are under a bona fide obligation of confidentiality to a Third Party, then Aradigm or CyDex, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.
     2.4 Collaboration Guidelines.
          (a) General. In all matters related to the Collaboration, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance the legitimate interests and concerns of the Parties, to further the Research Program, and to realize the economic potential of the Collaboration Products.
          (b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Aradigm and CyDex is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.
3. Research Program
     3.1 Scope. The goal of the Research Program will be to identify and select, via the JSC, potential Collaboration Products that are of interest to the Parties and to obtain in vitro proof-of-concept data regarding such Collaboration Products. It is anticipated that the Collaboration Products will either comprise two or more off-patent compounds. Notwithstanding the foregoing, the JSC may agree, on a case-by-case basis, to include Collaboration Products that do not fall within these categories. The JSC shall determine from time to time whether clinical testing of Collaboration Products will be conducted under this Agreement; provided, however, such clinical testing shall not be conducted unless and until the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parties have amended this Agreement to provide for the terms and conditions relating to such clinical testing.
     3.2 Selection of Compounds; Research Plan.
          (a) The work performed by the Parties under the Research Program with respect to a particular Collaboration Product will be governed by a written research plan (each, a “Research Plan”). Each Research Plan shall specifically identify the Collaboration Product (and the relevant Compounds) to which it pertains and shall include a budget (each, a “Research Budget”) describing each Party’s funding obligations with respect to the work specified in the Research Plan. Such funding obligations may consist of cash payments or in-kind contributions of materials, equipment, or labor, and the Research Budget shall indicate the dollar value associated with any in-kind contributions. For the purpose of establishing a Research Budget, the dollar value of any in-kind contribution of labor by the employees of a Party shall be calculated on an average fully burdened FTE basis that includes estimated overheads using a rate of $[*]/hour per FTE. The JSC will review such reimbursement rate on an annual basis and, if necessary, may elect to change such reimbursement rate to reflect changes in costs. Each Research Plan shall allocate between the Parties responsibility for each of the Research Program activities described therein in a manner consistent with this Agreement. In each Research Plan, it is anticipated that Aradigm shall be primarily responsible for the supply of the AERx Technology, optimizing the formulation for use in the AERx Technology, including adjusting the [*] parameters, in vitro and in vivo preclinical studies, and that CyDex shall be primarily responsible for developing the formulations and analytical methods, and for supplying Captisol or other substituted cyclodextrins, for the bulk formulations.
          (b) A specimen Research Plan (and Research Budget) covering expected in vitro activities for the initial Collaboration Product is attached to this Agreement and incorporated by this reference and is intended to be used by the JSC in developing specific Research Plans (and Research Budgets). The JSC shall be responsible for drafting additional Research Plans for additional Collaboration Products, as required. During the Research Term, the JSC shall review each then-existing Research Plan at least semiannually and may generate and approve revised versions of each Research Plan (including revisions to the list of Collaboration Products, as required) that are consistent with the terms of this Agreement and the goals of the Research Program. Once approved by the JSC, such revised Research Plan shall replace the prior Research Plan. Significant changes in the scope or direction of the work and, any increase or decrease in either Party’s funding requirements in excess of fifteen percent (15%), or any changes to the funding requirements that would cause the allocation of budgeted Research Costs to deviate from the Allocation Ratio must be approved in writing by a member of the senior management of each Party. In the absence of approval of a Research Plan by the JSC or the senior management of each Party (as the case may be), the most recently approved Research Plan shall remain in effect.
          (c) The Parties acknowledge that such Research Plan and Research Budget allocate the budgeted Research Costs between the Parties in accordance with the Allocation Ratio. For the avoidance of doubt, it is the intent of the Parties (a) to ensure that additional or revised Research Plans and/or Research Budgets also allocate the budgeted Research Costs
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

between the Parties in accordance with the Allocation Ratio and (b) to make adjustments over time as may be necessary and appropriate to align actual Research Costs with budgeted Research Costs in accordance with the Allocation Ratio. To the extent that the JSC decides that it is not possible or in the best interests of the Collaboration Product to allocate budgeted Research Costs between the Parties according to the Allocation Ratio, then the Party contributing less than its portion under the Allocation Ratio will make cash payments on a quarterly basis to the party contributing more than its portion under the Allocation Ration to bring the sum contribution of resources plus cash in line with the Allocation Ratio.
     3.3 Research Term. The Research Term shall commence on the Effective Date and shall continue for a period of two (2) years unless both parties agree in writing to extend the Research Term. Each Party’s obligations under the Research Plan and each Party’s research funding commitments set forth in Section 3.8 shall remain in force during the Research Term and shall terminate at the end of the Research Term.
     3.4 Conduct of Research Program. The Parties shall use Diligent Efforts to conduct their respective tasks assigned pursuant to the Research Plan and to attempt to achieve the objectives of the Research Program efficiently and expeditiously. Each Party shall conduct its portion of the Research Program in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices.
     3.5 Reports to JSC. At each meeting of the JSC during the Research Term and the six-month period following the end of the Research Term, each Party shall submit to the JSC a written progress report summarizing the work performed under the Research Plan since the last meeting.
     3.6 Use of Subcontractors. Either Party may subcontract portions of the activities allocated to it under the Research Plan to any of its Affiliates, or to a Third Party, provided that such Third Party is approved by the JSC prior to commencing any work. Notwithstanding the foregoing, the JSC may expressly waive this requirement with respect to the subcontracting of certain Research Program activities that the Parties mutually agree should be within the sole discretion of a Party.
     3.7 Records. Each Party shall maintain complete and accurate records of all work conducted under the Research Program and all results, data and developments made pursuant to its efforts under the Research Program. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary for such Party to conduct its obligations under the Agreement.
     3.8 Research Costs. Each Party shall bear all costs and expenses incurred by such Party in the course of performing Research Program activities. For clarity, Partnering Costs, even if incurred during the Research Term, will be shared in accordance with Section 4.3.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     3.9 Materials Transfer. In order to facilitate the Research Program, either Party may provide to the other Party, at no charge, certain biological materials, chemical compounds, devices, equipment, or other research materials owned or controlled by the supplying Party (collectively, the “Materials”) for use by the other Party in furtherance of the Research Program. Each Party shall use the other Party’s Materials solely for the purposes of performing under the Research Program and in compliance with all applicable legal requirements. Neither Party shall use the other Party’s Materials for any other purposes. Neither Party shall sell, transfer, disclose or otherwise provide access to the other Party’s Materials, without the prior express written consent of the other Party. However, each Party may allow access, on a need-to-know basis, to the other Party’s Materials to such first Party’s employees and agents for purposes of performance of the Research Program in accordance with the Research Plan, provided that such employees and agents are made aware of the restrictions on the use of such Materials that are set forth in this Agreement. Upon expiration or early termination of the Research Term, each Party will return any remaining quantities of the other Party’s Materials to such other Party, or otherwise dispose of such Materials as directed by such other Party. Each Party acknowledges and agrees that the Materials of the other Party may have biological and/or chemical properties that are unpredictable and unknown as the time of transfer, that they are to be used with caution and prudence, and that they are not to be used for testing in or treatment of humans. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
4. Partnering
     4.1 General. The Parties shall cooperate, via the JSC, to identify potential Third Party Partners for further development and commercialization of Collaboration Products in the Field in the Territory.
     4.2 Partnering Agreement. The Liaison Party shall have direct responsibility for identifying and negotiating with potential Third Party Partners for development and commercialization of Collaboration Products in the Field in the Territory. The Liaison Party shall keep the other Party informed regarding such negotiations and shall provide the other Party with an opportunity to comment thereon. The ultimate form of the Partnering Agreement shall be presented to both Parties for review and approval. It is anticipated that, under the Partnering Agreement, (a) each Party will grant the relevant Third Party Partner an exclusive license to research, develop, use, register, make, have made, sell, have sold, and distribute Collaboration Products in the Field in the Territory; (b) CyDex would be responsible for manufacturing (or having manufactured) Formulation Technology and (c) Aradigm would be responsible for manufacturing (or having manufactured) AERx Strips® dosage packets and AERX Essence® devices.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.3 Sharing of Licensing Revenue.
          (a) Except as provided in Section 4.3(b), the Parties will share all Licensing Revenues realized and Partnering Costs incurred in respect to the Collaboration Product in accordance with Allocation Ratio.
          (b) Any payments or other compensation provided by a Third Party Partner to either Aradigm or CyDex in consideration for such Party undertaking contract services relating to the development, manufacture, or commercialization of a Collaboration Product (whether or not made pursuant to a Partnering Agreement) shall not be considered Licensing Revenues hereunder, provided that the other Party is given the opportunity to review the financial and non-financial terms under which such services will be provided and (ii) such compensation does not exceed the normal rates charged by the contracting Party in other, unrelated arms-length transactions.
     4.4 Reporting and Reconciliation. Within fifteen (15) days after the end of each calendar quarter during negotiation of, or following the execution of, a Partnering Agreement, each Party shall provide a written report to the JSC (with a copy to the other Party) specifying and documenting, both in reasonable detail, the Licensing Revenues it received, and Partnering Costs that it incurred, during such quarter with respect to such Partnering Agreement. Within thirty (30) days after the end of each such calendar quarter, the JSC shall provide each Party with an accounting in reasonable detail of the Parties’ Partnering Costs and Licensing Revenues for such quarter, and the JSC shall promptly direct by written notice the remittance between the Parties of a payment that will result in the sharing of Licensing Revenues and Partnering Costs as set forth in Section 4.3. All payments required by this Section 4.4 shall be made within thirty (30) days after receipt of a written notice. Each Party shall keep detailed records of the Partnering Costs it incurs, and all Licensing Revenues it receives, including all supporting documentation for such costs and revenues. Each Party shall keep such records for at least three (3) years after the date that such expense was incurred or revenue received. Either Party may audit, in accordance with the procedures set forth in Section 7.4, such records for the sole purpose of verifying the accuracy of the other Party’s reports pursuant to this Section 4.4.
5. Development and Commercialization
     5.1 In General. Subject to Section 5.2 and subject to Section 10.3 (as appropriate), all development of Collaboration Products beyond the activities that are part of the Research Program and all commercialization of Collaboration Products shall be governed by a separate development and commercialization agreement between the Parties, which will be negotiated in good faith by the Parties at a mutually agreeable time and shall include commercially reasonable terms.
     5.2 Partnering Agreement. To the extent that a Partnering Agreement covers a Collaboration Product, the development and commercialization of such Collaboration Product in the Field in the Territory shall be governed by the terms and conditions of such Partnering Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6. Licenses and Related Rights
     6.1 License to CyDex. Subject to the terms of this Agreement, Aradigm hereby grants to CyDex a worldwide, co-exclusive (with Aradigm) license during the Term, without the right to grant sublicenses (except to Third Party subcontractors approved by the JSC), under the Aradigm Technology, to use, make, have made and import Collaboration Products in the Field solely for the purpose of performing CyDex’s responsibilities under the Research Plan.
     6.2 License to Aradigm. Subject to the terms of this Agreement, CyDex hereby grants to Aradigm a worldwide, co-exclusive (with CyDex) license during the Term, without the right to grant sublicenses (except to Third Party subcontractors approved by the JSC), under the CyDex Technology, to use, make, have made and import Collaboration Products in the Field solely for the purpose of performing Aradigm’s responsibilities under the Research Plan.
     6.3 Negative Covenants.
          (a) CyDex hereby covenants that it will not practice any Aradigm Technology, or use, make, have made, import, sell, have sold, and offer for sale Collaboration Product in the Field, or license a Third Party to do any of the foregoing, in each case for a purpose other than that expressly permitted in Section 6.1.
          (b) Aradigm hereby covenants that it will not practice any CyDex Technology, or use, make, have made, import, sell, have sold, and offer for sale Collaboration Product in the Field, or license a Third Party to do any of the foregoing, in each case for a purpose other than that expressly permitted in Section 6.2.
     6.4 Exclusivity. During the Term, each Party agrees not to pursue outside the Collaboration the development or commercialization of a Collaboration Product in any field, or the development or commercialization of any Directly Competitive Product for use in the Field, either itself or with or through an Affiliate or a Third Party. By way of illustration and example only, for purposes of clarity, a product that is a solution for nebulization using currently or potentially available commercial nebulization devices would not constitute a Directly Competitive Product as long as the nebulizer used is not a hand-held device.
     6.5 Third Party License Obligations. Subject to the terms of the Partnering Agreement, the JSC shall be responsible for evaluating whether, when, and how to enter into licensing agreements with Third Parties. To the extent that any license fee, royalty or other payment obligation accrues under any license agreement between Aradigm or CyDex and a Third Party that is needed for the manufacture, use, sale or importation of a Collaboration Product, responsibility for such payments shall be shared by the Parties in accordance with the Allocation Ratio and shall be shared with the Third Party Partner to the extent permitted by the Partnering Agreement. In the event that the JSC elects not to enter into a license and such decision results in an enforcement action being brought against one or both of the Parties, any costs and liabilities that arise shall be shared by the Parties in accordance with the Allocation Ratio, unless otherwise agreed in writing between the Parties.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     6.6 Sharing of Data.
          (a) During the Term, both Parties shall have the right to access all CyDex Information and Aradigm Information as it is generated.
          (b) Notwithstanding Section 6.5(a), if CyDex terminates this Agreement pursuant to Section 10.2(a), Aradigm shall cease to have any obligation to provide CyDex with access to any Aradigm Information with respect to the Collaboration Product, and Aradigm shall have the right to continued access to CyDex Information for the Collaboration Product for the sole purpose of determining whether it wishes to exercise the option set forth in Section 10.3 with respect to such Product and whether it can identify a Third Party partner interested in licensing from Aradigm or collaborating with Aradigm with respect to such Product..
          (c) Notwithstanding Section 6.5(a), if Aradigm terminates this Agreement pursuant to Section 10.2(a), CyDex shall cease to have any obligation to provide Aradigm with access to any CyDex Information with respect to the Collaboration Product, and CyDex shall have the right to continued access to Aradigm Information for the Collaboration Product for the sole purpose of determining whether it wishes to exercise the option set forth in Section 10.4 with respect to such Product and whether it can identify a Third Party partner interested in licensing from Aradigm or collaborating with Aradigm with respect to such Product.
7. Payments; Records
     7.1 Payment Method. All payments due under this Agreement to a Party shall be made by bank wire transfer in immediately available funds to an account designated by such Party. All payments hereunder shall be made in U.S. dollars.
     7.2 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the remitting Party will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to receiving Party within thirty (30) days following that tax payment.
     7.3 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with the terms of the Partnering Agreement, or if not specified therein, with the Liaison Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which use a widely accepted source of published exchange rates.
     7.4 Records; Inspection. Both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. If any errors in favor of the inspected Party are
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

discovered in the course of such inspection, then within thirty (30) days of its receipt of the inspection report, such inspected Party will pay the inspecting Party those amounts (plus interest) that the inspecting Party would have received in the absence of such errors. Inspections conducted under this Section 7.4 shall be at the expense of the inspecting Party, unless a variation or error in favor of the inspected Party exceeding [*] percent ([*]%) of the amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the inspected Party.
8. Intellectual Property
     8.1 Ownership.
          (a) Inventorship of all Aradigm Core IP, CyDex Core IP, and Program IP will be determined under the patent laws of the United States. Intellectual property conceived before the Effective Date and after the Term, as evidenced by written records, will be the sole property of the applicable Party.
          (b) Aradigm shall own the entire right, title and interest in and to any and all Aradigm Core IP. CyDex hereby transfers and assigns to Aradigm any and all right, title and interest to all Aradigm Core IP. At the request of Aradigm, CyDex shall execute all documents necessary or desirable to effectuate or record such assignment.
          (c) CyDex shall own the entire right, title and interest in and to any and all CyDex Core IP. Aradigm hereby transfers and assigns to CyDex any and all right, title and interest to all CyDex Core IP. At the request of CyDex, Aradigm shall execute all documents necessary or desirable to effectuate or record such assignment.
          (d) Each Party shall own an undivided one-half interest in and to any and all Program IP. Each Party hereby transfers and assigns to the other Party sufficient rights in the Program IP to the extent necessary to implement such ownership rights. At the request of a Party, the other Party shall execute all documents necessary or desirable to effectuate or record such assignment. Aradigm and CyDex as joint owners shall each have the right to exploit and to grant licenses under Program IP (without an accounting or obligation to, or consent required from, the other Party), unless otherwise specified in this Agreement; provided, however, during the Term and for a period of eighteen (18) months after the expiration of the Term, except as contemplated in Sections 4 (Partnering) and 6.5 (Third Party License Obligations), Program IP may only be licensed to Third Parties with the mutual consent of both Aradigm and CyDex.
     8.2 Disclosure. Each Party shall submit a written report to the JSC within sixty (60) days of the end of each quarter describing any Aradigm Core IP, CyDex Core IP, or Program IP arising during the prior quarter in the course of the Program that it believes may be patentable.
     8.3 Patent Prosecution and Maintenance.
          (a) Aradigm Core IP. Aradigm shall have the sole right and responsibility for preparing, filing, prosecuting and maintaining patent rights relating to Aradigm Core IP.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) CyDex Core IP. CyDex shall have the sole right and responsibility for preparing, filing, prosecuting and maintaining patent rights relating to CyDex Core IP.
          (c) Program IP. CyDex shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain Patents covering Program IP (“Program Patents”). If CyDex elects not to file, prosecute, maintain or extend any Program Patent, CyDex shall notify Aradigm in writing no later than sixty (60) days prior to any required action relating to the preparation, filing, prosecution, maintenance of such Program Patent. In such event, Aradigm may elect, with written notification to CyDex, that Aradigm will take over the preparation, filing, prosecution, and maintenance of such Program Patent. The filing Party shall control the preparation, filing, prosecution, maintenance and issuance, including any interference proceeding or post grant or post issuance proceeding, including any opposition, reexamination or reissue or extension, of any Program Patent. The non-filing Party shall, at the reasonable request of the filing Party, cooperate in such preparation, filing, prosecution, maintenance, and issuance. The filing Party shall (a) keep the non-filing Party promptly informed as to the filing, prosecution, maintenance and extension of any Program Patent, such that the non-filing Party has reasonable time to review and comment upon any documents intended for submission to any patent office with respect thereto; (b) furnish to the non-filing party copies of documents relevant to any such filing, prosecution, maintenance and extension; and (c) incorporate all reasonable comments of the non-filing party on documents filed with any patent office with respect to a Program Patent. All costs incurred after the Effective Date in relation to the filing, prosecution, or maintenance of Program Patents shall be shared by the Parties in accordance with the Allocation Ratio; provided, however, that the non-filing Party may opt-out of such cost-sharing with respect to a particular Program Patent by notifying the filing Party of such intention and assigning its entire right, title, and interest in such Program Patent to the filing Party.
     8.4 Enforcement of Patent Rights.
          (a) If a Third Party is apparently infringing a Program Patent or a Patent within the Aradigm Technology or the CyDex Technology, the Party first obtaining knowledge of such infringement shall immediately provide the other Party notice of such infringement and the related facts in reasonable detail.
          (b) Aradigm shall have the exclusive right with respect to enforcing any Patent within the Aradigm Technology, and with respect to settling any action brought relating to such infringement, Aradigm may grant a license to such Patent in conjunction with such settlement, subject to the licenses granted to CyDex hereunder. All costs, liabilities and proceeds (each, if any) associated with such enforcement shall be borne or realized by Aradigm.
          (c) CyDex shall have the exclusive right with respect to enforcing any Patent within the CyDex Technology, and with respect to settling any action brought relating to such infringement, CyDex may grant a license to such Patent in conjunction with such settlement, subject to the licenses granted to Aradigm hereunder. All costs, liabilities and proceeds (each, if any) associated with such enforcement shall be borne or realized by CyDex.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (d) The JSC shall determine how to best control the enforcement of a Program Patent against an alleged infringer. If, with the approval of the JSC, either Party brings any action or proceeding to enforce a Program Patent, the other Party agrees to be joined as a Party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. All costs, liabilities and proceeds (each, if any) associated with such action or proceeding shall be shared by the Parties in accordance with the Allocation Ratio. No settlement or consent judgment or other voluntary final disposition of such action or proceeding may be entered into without the joint written consent of Aradigm and CyDex.
          (e) For clarity, the Parties agree that the rights of each Party, as set forth above, to assert claims of infringement with respect to Patents in the Aradigm Technology or CyDex Technology, and/or with respect to the Program Patents, may be superseded by the terms of a Partnering Agreement.
     8.5 Defense of Third Party Claims.
          (a) If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, research, development, import, use, sale or offer for sale of any Collaboration Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail. The JSC shall determine how to best control the defense of any such claim. All costs, liabilities and proceeds (each, if any) associated with the defense of a given claim with respect to a Collaboration Product shall be shared by the Parties in accordance with the Allocation Ratio, provided that neither Party shall enter into a settlement agreement with such Third Party without the written consent of the other Party, which shall not be unreasonably withheld.
          (b) For clarity, the Parties agree that the rights of each Party to defend claims of infringement under this Agreement and the sharing of costs associated therewith may be made subordinate to the terms of a subsequent Partnering Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9. Confidentiality
     9.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information,” provided that it is marked or otherwise identified as “confidential” or “proprietary.” The Parties agree that during the Term, and for a period of [*] ([*]) years thereafter, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party pursuant to arrangements approved by the JSC or permitted by this Agreement, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.
     9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:
          (a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or
          (b) Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or
          (c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or
          (d) Has been published by a Third Party; or
          (e) Has been independently developed by the receiving Party without the aid, application or use of Confidential Information.
     9.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:
          (a) Filing or prosecuting Patents relating to Program IP or Aradigm Core IP;
          (b) Regulatory filings for Collaboration Products;
          (c) Prosecuting or defending litigation relating to this Agreement or a Collaboration Product;
          (d) Complying with applicable governmental regulations; and
          (e) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of whom
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.
     The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.
     In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.
     9.4 Publicity. Any publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any governmental authority or stock exchange.
     9.5 Publications. Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party. Subject to Section 9.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to the Collaboration Product at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JSC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party. Nothing contained in this Section 9.5 shall prohibit the inclusion of information necessary for a patent application, except for Confidential Information of the nonfiling Party, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JSC.
10. Term and Termination
     10.1 Term. Unless earlier terminated in accordance with Section 10.2 or 10.5, the term during which this Agreement is in effect (the “Term”) shall commence on the Effective
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Date and shall expire at any time after the second anniversary of the Effective Date that there are (i) no Collaboration Products for which either Party has outstanding obligations under a Research Plan; (ii) no Collaboration Products for which the Parties are endeavoring to enter into a Partnering Agreement; and (iii) no Partnering Agreements under which either Party or the Third Party Partner has any outstanding obligations.
     10.2 Voluntary Termination.
          (a) Prior to the expiration of the Term, either Party may terminate this Agreement in its discretion, with respect to one or more Collaboration Products, upon sixty (60) days’ prior written notice to the other Party.
          (b) If CyDex terminates this Agreement pursuant to Section 10.2(a), then (i) Aradigm shall have the right to exercise the options set forth in Section 10.3; (ii) CyDex shall not perform any work on, collaborate with a Third Party with respect to, or grant any licenses or other rights to a Third Party with respect to, the applicable Collaboration Product(s) in the Field; and (iii) the following additional provisions of this Agreement shall survive such termination (in addition to those set forth in Section 10.5): Section 10.3 and this Section 10.2(b).
          (c) If Aradigm terminates this Agreement pursuant to Section 10.2(a), then (i) CyDex shall have the right to exercise the option set forth in Section 10.3; (ii) Aradigm shall not perform any work on, collaborate with a Third Party with respect to, or grant any licenses or other rights to a Third Party with respect to, the applicable Collaboration Product(s) in the Field; and (iii) the following provisions of this Agreement shall survive such termination (in addition to those set forth in Section 10.5): Section 10.3 and this Section 10.2(c).
          (d) In addition to the foregoing, either Party may terminate this Agreement with respect to any particular Collaboration Product or with respect to all Collaboration Products at any time during the Research Term upon written notice to the other Party. The date that a written termination notice is delivered to the non-terminating Party shall be referred to as the “Collaboration Product Termination Date.” The term “Terminated Collaboration Product” shall mean the same combination of drugs that would otherwise have been referred to as the Collaboration Product if no termination had occurred. If a Party elects to exercise its right to terminate this Agreement under this Section 10.2(d) then the other Party shall deliver to the terminating Party within 30 days after receipt of such written notice a [*]. Within fifteen (15) days after receipt of such accounting the terminating Party shall pay to the non-terminating Party a termination fee equal to [*]. Notwithstanding any other provisions of this Agreement, and in consideration of the payment of the termination fee, upon the exercise of the right of a Party to terminate this Agreement with respect to a Collaboration Product under this Section 10.2(d), the non-terminating Party shall not be entitled to utilize any of the terminating Party’s Technology to further develop the affected Collaboration Product. If CyDex is the terminating Party, then CyDex shall be prohibited from further developing, manufacturing or distributing the affected Terminated Collaboration Product for use with a hand-held inhalation device for [*]. If Aradigm is the terminating Party, then Aradigm shall be prohibited from further developing, manufacturing or distributing the affected Terminated Collaboration Product using Aqueous Formulations for [*] ([*]) years from the Collaboration Product Termination Date.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     10.3 Option.
          (a) The terminating Party hereby grants the other Party the exclusive option to acquire (i) an assignment of all its Information solely and exclusively pertaining to a Collaboration Product that is the subject of a termination pursuant to Section 10.2, (ii) an assignment of all its Specific Third Party Agreements for such Collaboration Product, (iii) a right, under all its Generic Third Party Agreements for such Collaboration Product, to receive products or services related to such Collaboration Product, and (iv) an exclusive, worldwide, royalty bearing (in accordance with Section 10.3(e) below), irrevocable license (with the right to grant further sublicenses), under its Technology, to develop, make, have made, use, sell and offer for sale such Collaboration Product in the Field. Such option shall be exercisable solely as provided in this Section 10.3.
          (b) In anticipation of the potential exercise of such option, the terminating Party shall maintain and preserve all its Technology, Generic Third Party Agreements, and Specific Third Party Agreements, in each case to the extent that they would reasonably be expected to be the subject of such option.
          (c) The other Party may exercise such option by written notification to the terminating Party at any time during the period commencing on the date of termination pursuant to Section 10.2(a) and ending ninety (90) days thereafter. During this ninety (90) day option period, the other Party may use the terminating Party Information pertaining to the applicable Collaboration Product to evaluate whether it wishes to exercise such option and may disclose such Information to a Third Party in confidence for such Third Party to evaluate whether it wishes to collaborate, or enter into a license agreement, with respect to the applicable Collaboration Product.
          (d) At any time during the option period, either Party may request that the other Party provide it with a listing of all pertinent Information, Generic Third Party Agreements, Specific Third Party Agreements, and Technology, to the extent not previously reported in performance of the Research Program, that would be assigned, licensed or otherwise conveyed if a Party were to elect to exercise its option.
          (e) The other Party may choose to exercise its option by giving written notice to the terminating Party. Upon receipt of such notice, the terminating Party shall (i) be deemed to have granted to the other Party the assignments, rights and licenses set forth in Section 10.3(a), (ii) negotiate in good faith a supply agreement under which the terminating Party will supply any components of its Technology necessary for manufacture of the applicable Collaboration Product; and (iii) be obligated to promptly take all steps (1) necessary to record or otherwise effectuate such assignments, rights and licenses and (2) to provide the other Party with access to any other documents required to develop and commercialize the Collaboration Product independent of the terminating Party, and the other Party shall be obligated to commence and continue paying the royalty as set forth in Section 10.3(e) on the attached Schedule of commercial terms.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     10.4 Termination for Material Breach.
          (a) If either Party is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the other Party may deliver notice of such breach to the breaching Party. In such notice, the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. The allegedly breaching Party shall have thirty (30) days to either cure such breach or, if cure cannot be reasonably effected within such thirty (30) day period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach.
          (b) If the Party receiving notice of breach fails to cure such breach within the thirty (30) day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may terminate this Agreement upon thirty (30) days advance written notice.
          (c) In the event of termination of this Agreement by Aradigm pursuant to this Section 10.4: (i) all licenses granted by Aradigm to CyDex will automatically terminate and revert to Aradigm; (ii) Aradigm shall have the option set forth in Section 10.3 with respect to the Collaboration Product and may exercise such option at one-half of the cost set forth in Section 10.3; and (iii) the following additional provisions of this Agreement shall survive (in addition to those set forth in Section 10.6): Section 10.3 and this Section 10.4(c).
          (d) In the event of termination of this Agreement by CyDex pursuant to this Section 10.4: (i) all licenses granted by CyDex will automatically terminate and revert to CyDex; (ii) CyDex shall have the option set forth in Section 10.3 with respect to all Collaboration Products and may exercise such option at one-half of the cost set forth in Section 10.3; and (iii) the following provisions of this Agreement shall survive (in addition to those set forth in Section 10.6): Section 10.3 and this Section 10.4(d).
     10.5 Effect of Termination. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. The following provisions of this Agreement shall survive any termination or expiration: Sections 7.4 (Records and Inspections), 8.1 (Ownership of intellectual property), 8.2 (Disclosure of intellectual property) (solely to the extent necessary to complete disclosure of Program IP, Aradigm Core IP, or CyDex Core IP arising during the Research Program), 8.3 (Patent Prosecution and Maintenance), and 10.5 (Effect of Termination), and Articles 9 (Confidentiality), 12 (Indemnification, Limitation of Liability, and Insurance), 13 (Dispute Resolution), and 14 (Miscellaneous).
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11. Representations and Covenants
     11.1 Mutual Authority. Aradigm and CyDex each represents and warrants to the other that (i) it has full power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement, instrument, or understanding, oral or written, to which it is or becomes a Party or by which it is or becomes bound.
     11.2 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
12. Indemnification; Limitation of Liability; Insurance
     12.1 Indemnification
          (a) Subject to Section 12.1(b), each Party hereby agrees to defend and hold harmless the other Party and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings or causes of action brought by a Third Party against such Indemnitee based on: (i) breach by the indemnifying Party of this Agreement (including without limitation breach of a representation or warranty herein); and/or (ii) the gross negligence or willful misconduct of the indemnifying Party or any of its directors, officers, agents and employees in the performance of such Party’s obligations or exercise of such Party’s rights under this Agreement; except to the extent such Losses result from (1) breach of this Agreement by the non-indemnifying Party; and/or (2) the negligence or willful misconduct of an Indemnitee.
          (b) In the event that an Indemnitee is seeking indemnification under Section 12.1(a), it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim, subject to the remainder of this section), and shall cooperate as requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to a claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any claim if such settlement (i) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (ii) adversely impacts the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.
     12.2 Limitation of Liability. EXCEPT FOR A BREACH OF SECTION 6.3 OR 9.1 OR AS SPECIFICALLY PROVIDED IN SECTION 12.1, IN NO EVENT SHALL EITHER
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.
     12.3 Insurance. Each Party, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the term of the Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.
13. Dispute Resolution.
     13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 if and when a dispute arises under this Agreement. The JSC shall serve as the initial forum for resolving all such disputes. If the JSC is unable to resolve any dispute within thirty (30) days, any Party may, by written notice to the other, have such dispute referred to Chief Executive Officers, or other designated senior officers, of the Parties (or the most senior member of the Party’s management, if such Party does not then have a Chief Executive Officer) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. In the event the Chief Executive Officers are not able to resolve such dispute within such thirty (30) day period, either Party may then invoke the provisions of Section 13.2.
     13.2 Arbitration. Any dispute that is not resolved by the Parties by negotiation pursuant to Section 13.1 above shall, upon the submission of a written request of either Party to the other Party, be resolved exclusively by binding arbitration before a three-person panel of arbitrators (the “Panel”), conducted in accordance with the rules of arbitration of the American Arbitration Association for commercial disputes (the “Rules”), except to the extent that such Rules are inconsistent with this Agreement. Each Party shall select one independent, neutral arbitrator (a “Party Arbitrator”), and shall notify the other Party of its selection of such Party Arbitrator within twenty (20) days after receipt by one Party of the other Party’s written request for binding arbitration. The two (2) Party Arbitrators shall then mutually select a third arbitrator (a “Neutral Arbitrator”) in accordance with the Rules. The Panel shall resolve the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or conflicts of laws) that would be applied by a federal court sitting in California. The final decision of the Panel shall be the sole and exclusive remedy of the Parties, shall be final and shall be fully and irrevocably accepted by the Parties. The prevailing Party may enforce such decision against the other Party in any court having jurisdiction. The arbitration shall take place in California, and shall be conducted in the English language. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrators that
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

constitute the Panel. Each Party shall bear its own attorneys’ and expert fees and all associated costs and expenses.
     13.3 Court Actions. Notwithstanding the above, to the full extent allowed by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties’ rights or enforce the Parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.
     13.4 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside California.
14. Miscellaneous
     14.1 Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
     14.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.
     14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Aradigm:	Aradigm Corporation
3929 Point Eden Way
Hayward, CA 94545
Fax: 510 265 5035
Attention: General Counsel

For CyDex:	CyDex, Inc.
10513 West 84th Terrace
Lenexa, Kansas 66214
Fax: 913-685-8856
Attention: Chief Executive Officer
     14.4 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.
     14.5 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
     14.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.6 shall be null and void and of no legal effect. As a condition to any permitted assignment, the assignor must guarantee the performance of any assignee to the terms and obligations of this Agreement.
     14.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     14.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     14.9 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     14.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
     14.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     In Witness Whereof, the Parties have executed this Collaboration Agreement in duplicate originals by their proper officers as of the Effective Date.

CyDex, Inc.	Aradigm Corporation

By: /s/ John M. Sibert	By: /s/ Igor Gonda

Name: John M. Sibert	Name: Igor Gonda
Title: Chairman and Chief Executive Officer	Title: President and Chief Executive Officer
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE
OF
COMMERCIAL TERMS
     Section 1.3 “Allocation Ratio” means the ratio at which Aradigm and CyDex will share Research Costs, Partnering Costs, and Licensing Revenue, which ratio is agreed to be Sixty Percent (60%) to Aradigm and Forty Percent (40%) to CyDex.
     Section 10.3(e) The other Party may choose to exercise its option by giving written notice to the terminating Party. Upon receipt of such notice, the terminating Party shall (i) be deemed to have granted to the other Party the assignments, rights and licenses set forth in Section 10.3(a), (ii) negotiate in good faith a supply agreement under which the terminating Party will supply any components of its Technology necessary for manufacture of the applicable Collaboration Product; and (iii) be obligated to promptly take all steps (1) necessary to record or otherwise effectuate such assignments, rights and licenses and (2) to provide the other Party with access to any other documents required to develop and commercialize the Collaboration Product independent of the terminating Party, and the other Party shall be obligated to commence and continue paying a royalty of [*] percent [*] (%) on net sales of the applicable Collaboration Product, up to a maximum cumulative amount equal to [*] times ([*]X) the terminating Party’s documented Research Costs.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SPECIMEN
RESEARCH PLAN AND RESEARCH BUDGET
[*]1

[1]	Four pages redacted.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.